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                                                               EXHIBIT 23.4

[LETTERHEAD OF ANGELA WANG & CO]

                                                     Date: 24 November 1998

We consent to the use of our name under the caption "Legal Matters" in the Registration Statement in the form provided to us. By giving you this consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in
Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Angela Wang & Co

Angela Wang & Co